Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces 2006 Results

Wayne, PA – February 22, 2007 – SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the year 2006 was $994 million, a 7% increase over $933 million for the year 2005.

Reported income from operations for the year 2006 was $532 million compared to $493 million for the year 2005, an increase of 8%. Reported income from operations includes amortization of acquired intangible assets of $399 million and $231 million, respectively; stock-based compensation and purchase accounting adjustments of $59 million in each period; merger costs of $4 million and $139 million, respectively; and, in 2005, a one-time charge of $11 million related to the relocation of an availability services facility. The 2005 purchase accounting adjustments were recorded in connection with the acquisition of the Company on August 11, 2005 and resulted primarily in a reduction in revenue of $21 million (“deferred revenue adjustment”).

Adjusted income from operations for the three months ended December 31, 2006 was $299 million compared to $282 million in the same period in 2005, an increase of 6%. Reported income from operations for the three months ended December 31, 2006 was $184 million compared to $151 million in 2005, an increase of 22%.

For the year 2006, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $1.25 billion compared to $1.19 billion in 2005, an increase of 6%. For the three months ended December 31, 2006, adjusted EBITDA was $373 million compared to $340 million for the three months ended December 31, 2005, an increase of 10%.

Revenue for the year 2006 was $4.32 billion, an increase of 7% over revenue for the year 2005. Revenue for the three months ended December 31, 2006 was $1.19 billion, an increase of 9% over revenue for the same period in 2005. These results exclude the 2005 reduction in revenue related to the deferred revenue adjustment of $21 million for the year and $9 million for the quarter. Reported revenue including this adjustment increased 8% for the year and 10% for the quarter.

Internal revenue (revenue from businesses owned for at least one year and further adjusted for the effects of businesses sold in the previous twelve months and the deferred revenue adjustment in 2005) grew 6% for the year and 9% for the quarter compared to the same periods in 2005.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance for the full year was solid. Internal revenue growth in our software and processing businesses was higher than it has been for more than four years. We believe 2007 will be another solid year. The tone of business is either steady or generally improving compared to this time last year. The pipeline continues to be strong and our products and services remain very competitive. Our customers are placing equal emphasis on top line growth and on reducing costs through operational efficiencies. Regulatory issues, risk mitigation and compliance related initiatives are still top priorities for many of our customers. SunGard is well positioned to help our customers achieve their business objectives.”

Financial Systems revenue increased 15% to $611 million for the quarter. The deferred revenue adjustment related to Financial Systems in the fourth quarter of 2005 was $4 million. Internal revenue grew approximately 14%. License fees were $80 million for the quarter, an increase of $4 million from the fourth quarter of 2005.

Notable deals in the quarter included the following:

•	One of the largest mortgage companies in the US selected SunGard’s BancWare asset and liability management system.

•

A leading institutional sales and market making firm selected SunGard’s BRASS as its platform for its securities trading business and a global brokerage services firm selected SunGard’s BRASS EnGard as its real-time trading compliance solution.

•	A specialized agency brokerage firm selected SunGard’s Phase3 brokerage and clearance solution.

Higher Education & Public Sector Systems revenue increased 9% to $226 million for the quarter. The deferred revenue adjustment related to Higher Education & Public Sector Systems in the fourth quarter of 2005 was $3 million. Internal revenue grew approximately 8%. License fees were $20 million for the quarter, a decrease of $4 million from the fourth quarter of 2005.

Notable deals in the quarter included the following:

•	A Texas public university selected SunGard Higher Education’s Banner administrative system to help it implement a unified digital campus.

•	A Big Ten, public, doctoral-granting research university selected SunGard Higher Education’s Banner administrative system.

•	A regional government entity in the UK selected SunGard Vivista to manage its information and communications technology infrastructure.

Availability Services revenue increased 1% to $351 million for the quarter. The deferred revenue adjustment related to Availability Services in the fourth quarter of 2005 was $2 million. Internal revenue increased approximately 2%.

Notable deals in the quarter included the following:

•	A provider of on-demand workspaces selected SunGard Availability Services for managed services.

•	A leading provider of insurance and financial services selected SunGard Availability Services for recovery services.

•	A provider of financial, marketing and business communications services selected SunGard Availability Services for recovery services and managed services.

At December 31, 2006, total debt was $7.44 billion, cash balances were $316 million and off-balance sheet debt was $376 million. During 2006 the Company invested $312 million in capital expenditures and $163 million (net of cash acquired) in 10 acquisitions.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, February 23, 2007 at 9:00 a.m. (Eastern Time). The dial-in number is (719) 457-2638, passcode 7854820. A replay will be available shortly after the end of the call through midnight on March 2, 2007. To listen to the replay, please dial (719) 457-0820, passcode 7854820. You may also listen to the call at www.vcall.com, by clicking on the “Investor Events Calendar” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Webcast, through midnight on March 2, 2007 at www.vcall.com.

About SunGard

With annual revenue exceeding $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, BancWare, Banner, BRASS, EnGard, Phase3 and Vivista are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Successor
	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2006
Revenue:
Services	$927	$1,028
License and resale fees	124	128

Total products and services	1,051	1,156
Reimbursed expenses	32	32

	1,083	1,188

Costs and expenses:
Cost of sales and direct operating	494	520
Sales, marketing and administration	226	256
Product development	60	64
Depreciation and amortization	56	63
Amortization of acquisition-related intangible assets	96	102
Merger costs	—	(1)

	932	1,004

Income from operations	151	184
Interest income	4	4
Interest expense and amortization of deferred financing fees	(160)	(173)
Other expense	(14)	(7)

Income (loss) before income taxes	(19)	8
Income taxes	(13)	19

Net loss	$(6)	$(11)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Predecessor	Successor
	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005	Year Ended Dec. 31, 2006
Revenue:
Services	$2,126	$1,418	$3,544	$3,870
License and resale fees	179	166	345	342

Total products and services	2,305	1,584	3,889	4,212
Reimbursed expenses	66	47	113	111

	2,371	1,631	4,002	4,323

Costs and expenses:
Cost of sales and direct operating	1,119	741	1,860	1,980
Sales, marketing and administration	456	343	799	915
Product development	154	96	250	255
Depreciation and amortization	141	89	230	238
Amortization of acquisition-related intangible assets	84	147	231	399
Merger costs	121	18	139	4

	2,075	1,434	3,509	3,791

Income from operations	296	197	493	532
Interest income	9	6	15	14
Interest expense and amortization of deferred financing fees	(17)	(248)	(265)	(656)
Other expense	—	(17)	(17)	(29)

Income (loss) before income taxes	288	(62)	226	(139)
Income taxes	142	(33)	109	(21)

Net income (loss)	$146	$(29)	$117	$(118)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Successor
	Dec. 31, 2005	Dec. 31, 2006
Assets:
Current:
Cash and cash equivalents	$317	$316
Accounts receivable, net	228	279
Clearing broker assets	391	420
Prepaid expenses and other current assets	206	179
Retained interest in accounts receivable sold	224	275

Total current assets	1,366	1,469
Property and equipment, net	705	773
Software products, net	1,528	1,386
Customer base, net	2,817	2,857
Other assets, net	1,267	1,235
Goodwill	6,904	6,951

Total Assets	$14,587	$14,671

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$46	$45
Accounts payable and accrued expenses	728	743
Clearing broker liabilities	360	376
Deferred revenue	695	762

Total current liabilities	1,829	1,926
Long-term debt	7,383	7,394
Deferred income taxes	1,803	1,777

Total liabilities	11,015	11,097
Stockholder’s equity	3,572	3,574

Total Liabilities and Stockholder’s Equity	$14,587	$14,671

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, merger and other costs, a one-time charge related to the relocation of an availability services facility, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Successor
(in millions)	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2006
Income from operations	$151	$184
Amortization of acquisition-related intangible assets	96	102
Merger costs	—	(1)
Purchase accounting adjustments	10	(2)
Stock-based compensation and other costs	25	16

Adjusted income from operations	$282	$299

	Predecessor	Successor
(in millions)	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005	Year Ended Dec. 31, 2006
Income from operations	$296	$197	$493	$532
Amortization of acquisition-related intangible assets	84	147	231	399
Merger costs	121	18	139	4
One-time charge related to the relocation of an availability services facility	11	—	11	—
Purchase accounting adjustments	—	23	23	7
Stock-based compensation and other costs	—	36	36	52

Adjusted income from operations	$512	$421	$933	$994

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facility, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Successor
(in millions)	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2006
Net loss	$(6)	$(11)
Interest expense, net	156	169
Taxes	(13)	19
Depreciation and amortization	152	165

EBITDA	289	342
Purchase accounting adjustments	7	(4)
Non-cash charges	22	13
Unusual or non-recurring charges	2	14
Acquired EBITDA, net of disposed EBITDA	(1)	(3)
Other	7	2

Adjusted EBITDA - Senior Credit Facility	326	364
Loss on sale of receivables	14	9

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$340	$373

	Predecessor	Successor
(in millions)	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005	Year Ended Dec. 31, 2006
Net income (loss)	$146	$(29)	$117	$(118)
Interest expense, net	8	242	250	642
Taxes	142	(33)	109	(21)
Depreciation and amortization	225	236	461	637

EBITDA	521	416	937	1,140
Purchase accounting adjustments	—	19	19	(2)
Non-cash charges	61	30	91	41
Unusual or non-recurring charges	61	21	82	30
Restructuring charges or reserves	12	—	12	—
Acquired EBITDA, net of disposed EBITDA	17	—	17	—
Other	2	8	10	16

Adjusted EBITDA - Senior Credit Facility	674	494	1,168	1,225
Loss on sale of receivables	—	18	18	29

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$674	$512	$1,186	$1,254